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                                                                      EXHIBIT 13

                             AMENDED AND RESTATED
                                 ESPN/STARWAVE
                             PARTNERSHIP AGREEMENT

     THIS AMENDED AND RESTATED PARTNERSHIP AGREEMENT including the Exhibits attached hereto (this "AGREEMENT") is entered into as of June 18, 1998 by and between ESPN ONLINE INVESTMENTS, INC., a New York corporation ("ESPN PARTNER"), a wholly-owned subsidiary of ESPN ENTERPRISES, INC., a Delaware corporation ("ESPN") and STARWAVE VENTURES, a Washington corporation ("STARWAVE PARTNER") a wholly-owned subsidiary of STARWAVE CORPORATION, a Washington corporation ("STARWAVE"). This Agreement amends and restates in its entirety the Partnership Agreement by and between the parties hereof entered into as of March 28, 1997 (the "Original Agreement"); provided that, this Agreement shall only become effective upon the Effective Time, as defined in and pursuant to that certain Agreement and Plan of Reorganization, of even date herewith, by and among Infoseek Corporation, a California corporation, Infoseek Corporation, a Delaware corporation, Starwave, and DEI and shall cease and be of no further force and effect in the event that the Effective Time does not occur; and provided further that, each of the parties hereto agrees not to terminate, amend or otherwise alter this Agreement, or waive any of its rights hereunder, at any time prior to immediately following the Effective Time. ESPN Partner and Starwave Partner are each sometimes referred to herein as a "Partner" and, collectively, as "Partners".


                                   RECITALS

1. In connection with an investment in Starwave by DEI, ESPN Partner and Starwave Partner entered into a partnership pursuant to the Original Agreement to jointly develop, produce and exploit certain interactive media products, on the terms and conditions contained herein and ESPN and Starwave entered into the ESPN/Starwave Management and Services Agreement dated as of March 28, 1997 (the "Original Service Agreement") to provide certain assets and services to the Partnership in accordance with the terms and conditions set forth in the Original Service Agreement.

2. Pursuant to an agreement and plan of reorganization and a stock and warrant purchase agreement (collectively, the "Acquisition Agreements"), DEI has agreed to acquire approximately a 43% interest in the voting equity of Infoseek Corporation, a California corporation, subject to the terms and conditions set forth in the Acquisition Agreements.

3. In connection with the transactions contemplated under the Acquisition Agreements, the Partners desire to amend and restate the Original Agreement by entering into this Agreement and Starwave agrees and ESPN agrees to cause ESPN, its indirect wholly owned subsidiary, to amend and restate the Original Agreement and Original Service Agreement in the form attached as Exhibit A.

     THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, ESPN Partner and Starwave Partner hereby agree as follows:

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1.   DEFINITIONS

     For purposes of this Agreement, the following terms have the following meanings:

     1.1 "ACT" means the New York Uniform Partnership Law, as amended from time to time.

     1.2 "ACTUAL CUMULATIVE FUNDING PERCENTAGE" means each Partner's total actual cumulative funding divided by the total actual cumulative funding of both Partners, expressed as a percentage.

     1.3 "ADJUSTED CAPITAL ACCOUNT" means, with respect to a Partner, an account with a balance (which may be a deficit balance) equal to the balance in such Partner's Capital Account as of the end of the relevant year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore to the Partnership pursuant to Regulations (S)(S) 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) debit to such Capital Account such Partner's share of items described in Regulations
(S)(S) 1.704-l(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations (S) 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     1.4 "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to a Partner, the deficit balance, if any, in such Partner's Adjusted Capital Account.

     1.5  "ADVISORY COMMITTEE" has the meaning set forth in Section 3.1.

     1.6 "AFFILIATE" means, with respect to any person, any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such person. Notwithstanding the foregoing, for purposes of this Agreement, Starwave and Starwave Partner shall not be considered as Affiliates of ESPN or DEI.

     1.7  "ANNUAL BUSINESS PLAN" has the meaning specified in Section 3.6.

     1.8  "ANNUAL FINANCIAL STATEMENTS" has the meaning specified in Section
3.7.

     1.9 "ASSET VALUE" with respect to any Partnership asset means the following:

          (i) the fair market value as determined by an appraiser mutually agreed to by the Partners of any asset contributed by a Partner to the Partnership;

          (ii) the fair market value as determined by an appraiser mutually agreed to by the Partners on the date of distribution of any Partnership asset distributed to any Partner; or

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          (iii)  the fair market value as determined by an appraiser mutually agreed to by the Partners of all Partnership assets at the time of (a) the admission of an additional Partner or (b) the liquidation of the Partnership pursuant to Section 11.6.

     1.10 "BROADBAND" means programming that requires transmission at data rates which would enable real time, full screen, full motion video at equal to or better than NTSC broadcast resolution.

     1.11 "CAPITAL ACCOUNT" has the meaning set forth in Section 6.5.

     1.12 "CASH EXPENDITURES" means, for any period, the actual amount of cash expenditures and capital expenditures of the Partnership during such period.

     1.13 "CLAIMS" has the meaning specified in Section 12.1.

     1.14 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

     1.15 "CONTENT" means audio and audio visual material, photographs, art work, videos, graphics, text or sound recordings.

     1.16 "COSTS" means all direct costs and allocated costs, whether incurred by ESPN, DEI or Starwave in connection with the Service Agreement or by the Partnership, that are associated with the development, production, hosting, maintenance, operation, distribution and exploitation of the Sports Products.

     1.17 "DISNEY MEMBER" has the meaning set forth in Section 3.3.

     1.18 "ESPN CONTENT" means all Content that is 100% owned or controlled by ESPN or its successors or assigns. For purposes of this Section 1.1, "control" means the ability to grant the licenses set forth herein; provided however that if such Content is subject to the payment of royalties or other consideration to third parties, ESPN will notify Starwave in writing in advance and the Partnership shall have the right, at its option, to include such Content in the definition of ESPN Content.

     1.19 "ESPN TRADEMARKS" means "ESPN", "ESPNET" the ESPN logo and the other marks, trade names, trademarks, brands, names, personalities, logos and representations thereof that are properties of ESPN or its Affiliates that appear within the ESPN Content, Programming, Sports Products or any other materials created in association with this Agreement and that ESPN or any of its Affiliates owns or controls.

     1.20 "FIXED MEDIA PRODUCTS" means multimedia content products developed for distribution to end users on any platform (including, without limitation, MS-DOS, Windows, Macintosh, Sega, Nintendo, CD-ROM, Sony Playstation and 3DO systems) designed to be read on an electronic device but excluding such products if they include a Narrowband-delivered

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component and such products would not be commercially competitive (as reasonably determined in good faith by the Partners) without the inclusion of a Narrowband-delivered component.

     1.21 "FORCE MAJEURE EVENT" has the meaning specified in Section 13.5.

     1.22 "FORECASTED CASH EXPENDITURES" means, for any period, the forecasted cash expenses and capital expenditures of the Partnership during such period, prepared in accordance with GAAP and consistent with the Restated Initial Business Plan and Annual Business Plans.

     1.23 "GAAP" means Generally Accepted Accounting Principles, according to U.S. accounting practices.

     1.24 "GAIN YEAR" has the meaning specified in Section 6.1(a)(ii).

     1.25 "GENERAL MANAGER" means the general manager appointed in accordance with Section 3.1 to manage the operations of the Sports Products.

     1.26 "INFOSEEK MEMBER" has the meaning specified in Section 3.1.

     1.27 "INTELLECTUAL PROPERTY RIGHTS" means any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask-works, (b) trademark, service marks and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property and proprietary rights (of every kind and nature throughout the universe and however designated) (including without limitation logos, character rights, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise, and (f) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force throughout the universe (including without limitation rights in any of the foregoing).

     1.28 "INTEREST" OR "PARTNERSHIP INTEREST" means the entire ownership interest of a Partner in the Partnership.

     1.29 "LOSS YEAR" has the meaning specified in Section 6.1(a)(i).

     1.30 "NARROWBAND" means programming that does not require transmission at data rates which would enable real time, full screen, full motion video at equal to or better than NTSC broadcast resolution.

     1.31 "NET INCOME" AND "NET LOSS" means for each fiscal year or other period, the Partnership's taxable income or loss for such year or period determined in accordance with (S)703(a) of the Code, including therein all items of income, gain, loss or deduction required to be stated separately pursuant to
(S)703(a)(1) of the Code, with the following adjustments:

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          (i)    Any tax-exempt income of the Partnership described in
(S)705(a)(1)(B) of the Code which is not otherwise taken into account in determining Net Income or Net Loss shall be included as if it were taxable income or loss;

          (ii)   Any expenditures of the Partnership described in
(S)705(a)(2)(B) or treated as such expenditures under Regulation (S)1.704-1(b)(2)(iv)(i) not otherwise taken into account in computing Net Income and Net Loss shall be treated as deductible items;

          (iii)  Upon the occurrence of an event described in Section 1.9(ii) or
(iii), the difference between the asset basis and Asset Value as determined in such provision shall be taken into account as gain or loss;

          (iv) Gain or loss resulting from the disposition of property from which gain or loss is recognized for federal income tax purposes shall be determined with reference to the Asset Value of the property disposed of;

          (v) Cost recovery deductions shall be determined based on the Asset Value of property in lieu of such deductions used in computing such taxable income or loss;

          (vi) Any items which are specially allocated pursuant to Section 6.6 shall not be taken into account.

     1.32 "PARTNER NONRECOURSE DEBT" has the meaning set forth in Regulations
(S) 1.704-2(b)(4).

     1.33 "PARTNER NONRECOURSE DEBT MINIMUM GAIN" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse liability (within the meaning of Regulations (S) 1.704-2(b)(3)), determined in accordance with Regulations (S) 1.704-2(i)(3).

     1.34 "PARTNER NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations (S)(S) 1.704-2(i)(1) and 1.704-2(i)(2).

     1.35 "PARTNERSHIP" means the general partnership formed by this Agreement.

     1.36 "PARTNERSHIP MINIMUM GAIN" has the meaning set forth in Regulations
(S)(S) 1.704-2(b)(2) and 1.704-2(d).

     1.37 "PERSON" means any individual, partnership, corporation, trust or other entity.

     1.38 "PORTAL PRODUCTS" means the internet portal service to be named "Go Networks," or another name mutually agreed to between the Partners, developed and produced by Infoseek utilizing the subject matter licensed under that certain License Agreement between

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DEI and Infoseek of even date herewith, including but not limited to all channels, sub-channels, sections, sites, features, services, utilities and applications relating thereto.

     1.39 "PROFIT PARTICIPATION" means the Partner's proportionate share of Net Income, expressed as a percentage, in a gain year adjusted pursuant to Section 6.2.

     1.40 "PROGRAMMING" means the programming included in the Sports Products including, without limitation, all HTML, Java, and/or other formatted text files, all related graphics files, animation files, data files, multimedia files, modules, routines and objects, and the computer software and all of the script or program files required to exploit such materials and that collectively control the display of and end user interaction with the programming.

     1.41 "PROMOTIONAL SERVICE AGREEMENT" means the agreement between American Broadcasting Company and Infoseek, dated as of the date hereof.

     1.42 "REGULATIONS" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time.

     1.43 "RELATED PERSONS" has the meaning specified in Section 12.1.

     1.44 "REMOTE ACCESS PRODUCTS" means Programming intended for distribution by any Narrowband interactive transmission method. This definition excludes any and all Programming that requires Broadband transmission and also excludes (a) products developed for PDAs, pagers, screen phones and other future handheld devices and (b) Fixed Media Products.

     1.45 "REQUIRED CUMULATIVE FUNDING PERCENTAGE" means each Partner's total cumulative funding if it were to have funded at its required cash contribution amount in each year, divided by the total cumulative funding for both Partners if each had funded at its required level in each year, expressed as a percentage.

     1.46 "RESTATED INITIAL BUSINESS PLAN" has the meaning specified in Section 3.6.

     1.47 "REVENUES" means all revenues, as determined in accordance with GAAP, including, without limitation, advertising, subscription, usage, merchandising, licensing or other revenues derived from exploitation of the Sports Products, the Technology owned by the Partnership or jointly by the Partners contained therein or utilized in connection therewith or from any other Intellectual Property Rights, Content or Programming owned by the Partnership or jointly by the Partners but in all events excluding Portal Products revenues and Infoseek-branded Search or Directory revenues. For the avoidance of doubt, any Revenues derived from the first page seen by a viewer after a single click on a name, logo, icon, link, headline or other content that is supplied by the Partnership or one of the Partners, for use in the Sports Product. For example, if a user clicks on the "Go Sports" channel within the Portal Products and the first page to which the user is directed contains a Sports feature supplied by ESPN, after the single

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click on the ESPN feature, the user is within the Sports Products and revenues derived from such page shall be deemed Revenues hereunder.

     1.48 "SEARCH OR DIRECTORY" means products, services, components or other subject matter (a) for searching content such as searches of the World Wide Web, directories, USENET News, or other databases, or (b) hierarchical listings of sites or services, which listings are organized by categories.

     1.49 "SERVICE AGREEMENT" means the Amended and Restated ESPN/Starwave Management and Services Agreement attached hereto as Exhibit A.

     1.50 "SPORTS PRODUCTS" means the Remote Access Products developed, produced, marketed, distributed or otherwise exploited under this Agreement containing professional or amateur sports Content, news or information.

     1.51 "STANDARDS" means the written policy of standards and practices for content and advertising that apply to the Sports Products under this Agreement, attached as Exhibit B.

     1.52 "STARWAVE TRADEMARKS" means "Starwave" and the other marks, trade names, trademarks, brands, names, personalities, logos and representations thereof that are properties of Starwave Partner or its Affiliates that appear within the Sports Products or any other materials created in association with this Agreement and that Starwave Partner owns or controls.

     1.53 "TECHNOLOGY" means all software, hardware and middleware required or appropriate to (i) transform the Content into the Programming, (ii) create, modify or maintain the Programming, or (iii) deliver the Programming in an online format.

     1.54 "TERM" shall have the meaning set forth in Section 11.1.

     1.55 "TERRITORY" means the United States and Canada.

     1.56 "TRANSFER" means, as a noun, any voluntary or involuntary transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition, and, as a verb, voluntarily or involuntarily to transfer, sell, assign, pledge, hypothecate, encumber or otherwise dispose of.

2.   PARTNERSHIP

     2.1 PARTNERSHIP NAME. The name of the Partnership shall be ESPN/Starwave Partners, d/b/a EIV Venture or such other name as the Partners may from time to time determine by mutual approval, and all business of the Partnership shall be conducted under such name. Such name shall be the exclusive property of the Partnership, and no Partner shall have any right to use, and each Partner agrees that neither it nor its Affiliates shall use, such name or derivatives thereof incorporating "ESPN" or "EIV"or "Starwave" other than as

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permitted by the mutual agreement of the Partners. The Partnership shall execute and file and/or publish all assumed name statements and certificates required by law to be filed and/or published in connection with the operation of the Partnership.

     2.2 PLACE OF BUSINESS. The principal place of business of the Partnership shall be located at 605 Third Avenue, New York, New York 10158-0180, or at such other place as the Partners may from time to time determine by mutual approval. The Partnership may have such other or additional places of business or headquarters as the Partners may from time to time designate.

     2.3 PURPOSE. The purpose of the Partnership shall be to develop, produce, market, distribute and otherwise exploit the Sports Products in the Territory. Notwithstanding the foregoing, the Partners acknowledge that distribution of the Sports Products on the Internet shall, by definition be on a worldwide basis; provided, that it is the present intention of the Partners that the Partnership shall not deploy the Programming on servers or other delivery systems that are located outside the Territory. Notwithstanding the foregoing, if DEI determines to develop, produce, market, distribute and otherwise exploit sports-related Remote Access Products outside the Territory, the Disney Member will, when possible, provide the Infoseek Member with a first offer to discuss in good faith the possibility of delivering the Sports Products in additional countries or regions or otherwise including the Partnership, Starwave Partner or Infoseek as a partner or participant to any new sports-related Remote Access Products that may be developed for any additional country or region; provided, that Starwave Partner acknowledges that the worldwide business activities and strategies of DEI and its Affiliates may preclude the participation of the Partnership, Starwave Partner or Infoseek in any such sports-related Remote Access Products.

     2.4 AUTHORITY OF PARTNERS LIMITED. No Partner shall have any authority to hold himself out as a general agent of another Partner or the Partnership in any business activity other than that of the Partnership, and no Partner shall have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Partner or the Partnership, except as expressly provided in this Agreement or as authorized by the Partners. No Partner shall be liable to third persons for Partnership losses, deficits, liabilities or obligations except as expressly agreed to in writing by such Partner, unless the assets of the Partnership shall first be exhausted. In any matter between the Partnership on the one hand and either Partner on the other hand or in any matter between the Partners, neither the Partnership nor any Partner shall be bound by the act of a Partner unless such Partner is acting in accordance with the limitations and provisions set forth in this Agreement. Except as otherwise expressly provided herein, decisions of the Partnership shall be made by unanimous approval of the Partners.

     2.5 PARTITION. No Partner, nor any successor-in-interest to such Partner, shall have the right, while this Agreement remains in effect, to have the property of the Partnership partitioned or to file a complaint or institute any proceeding at law or in equity to have the property of the Partnership partitioned, and each Partner, on behalf of itself and its successors, representatives and assigns, hereby waives any such right.

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3.   GOVERNANCE

     3.1 APPOINTMENT OF GENERAL MANAGER. The day-to-day operations of the Sports Products will be managed by a General Manager nominated by DEI and mutually appointed by the Partners. The General Manager shall report to the Advisory Committee. The General Manager shall be a Partnership employee and subject to termination by either the Starwave Member or the Disney Member. The General Manager shall be located in New York City, or elsewhere in the event of mutual agreement by the Advisory Committee. In the event of the termination or resignation of a General Manager, the Disney Member shall have the right to nominate candidates for a new General Manager; provided, that if three successive nominees are not approved by the Advisory Committee, the Disney Member shall have the sole right of approval for the subsequent nominee. This process will be repeated in the event of any replacement of a General Manager. Notwithstanding the foregoing, in the event that a General Manager is terminated by the Starwave Member unilaterally, the Disney Member shall have the unilateral right to appoint a replacement General Manager, subject to Starwave Partner's subsequent rights to terminate the replacement General Manager. DEI agrees to cause the Disney Member to use its reasonable good faith efforts to nominate well qualified, "best available" candidates as General Manager candidates.

     3.2 DUTIES OF GENERAL MANAGER. The General Manager shall implement the Restated Initial Business Plan and subsequent Annual Business Plans and shall exercise control over the day-to-day operations of the Partnership, including editorial tactics, editorial strategy and creative development (subject to Section 3.5(a)), production (technical or otherwise), distribution, merchandising, advertising sales, affiliate relations (subject to Section 3.5(b)), and marketing and promotion (subject to Section 3.5(c)) of the Sports Products, subject to the oversight and ultimate approval of the Advisory Committee.

     3.3 ADVISORY COMMITTEE. As of the Effective Time, Infoseek and Disney will respectively appoint the Infoseek CEO and the Chairman of Buena Vista Internet Group as the sole members (the "Infoseek Member" and the "Disney Member" respectively) of an advisory committee (the "Advisory Committee"). Each of Infoseek and Disney will have the right to replace its designee on the Advisory Committee; provided, that Infoseek and Disney agree to consult with each other prior to any such replacement. Any such replacement will be with an officer of Infoseek or Disney, or their respective Affiliates, of similar responsibilities and experience, to the extent possible. The Advisory Committee shall oversee the management and operations of the Partnership, shall make significant business decisions of the Partnership and shall participate regularly in the overall supervision, direction and control of the Partnership as set forth on Exhibit C (as amended as of the date hereof). The Advisory Committee will meet monthly or as otherwise appropriate to discuss and advise the General Manager on overall Sports Products key issues, and performance within the parameters established in the Annual Business Plans. Except as otherwise expressly provided herein, decisions of the Advisory Committee shall be made by unanimous approval of the Infoseek Member and Disney Member.

     3.4 ORGANIZATIONAL STRUCTURE. The Partners intend to staff the operations of the Partnership in accordance with the Restated Initial Business Plan, as may be modified from

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time to time upon the agreement of the Partners. Thereafter, the General Manager
(and the relevant senior employees) shall hire/fire/promote Partnership employees at their discretion (subject to compliance with the Restated Initial Business Plan and Annual Plans). Notwithstanding the foregoing, it is the intention of the parties that the employees providing technology-related services to the Partnership shall be primarily employed by Starwave and the employees providing editorial-related services to the Partnership shall be primarily employed by ESPN.

          (a)  CONTENT DEVELOPMENT/TRANSFORMATION/INTEGRATION.

               (i) ESPN CONTENT. ESPN shall be responsible for the development of ESPN Content for the Sports Products and for the transformation of ESPN Content into Programming and integration of the Programming into the Sports Products as set forth in the Service Agreement. The senior employee in such group, who shall be an ESPN employee and subject to hiring/firing by ESPN, shall report on a day-to-day basis to the General Manager, with direct reporting as well to an ESPN designated executive for oversight of editorial and creative aspects of such Content.

               (ii) NON-ESPN CONTENT. The Partnership shall include a group of employees responsible for the development of Content (other than ESPN Content) for the Sports Products and for the transformation of such Content into Programming and integration of the Programming into the Sports Products. The senior employee in such group, who shall be an ESPN employee and subject to hiring/firing by ESPN and firing by Starwave, and shall report on a day-to-day basis to the General Manager, with direct reporting as well to an ESPN designated executive for oversight of editorial and creative aspects of such Content.

          (b) ESPN NETWORK AFFILIATE RELATIONS. The Partnership shall include a group of Partnership employees responsible for managing the relationship with ESPN's affiliated television and radio stations, subject to Section 3.5(b). The senior employee in such group shall report directly to the General Manager.
ESPN shall have veto power over the hiring/firing of such employee. ESPN shall, from time to time, review the policies and practices of such group and assist the General Manager in conforming such policies and practices with those used by ESPN.

          (c)  ADVERTISING SALES.

               (i) The Partnership may engage Starwave or any qualified third party (including Affiliates) to provide representation services for advertising sales for the Sports Products. The senior employee of any non-Affiliated party providing representation services shall be subject to hiring/firing by either Starwave or ESPN, shall report to the General Manager, with (1) a report to the Disney Member on matters concerning group advertising sales in association with Disney products and (2) a report to the Infoseek Member on matters concerning group advertising sales in association with Infoseek products.

               (ii) The Advisory Committee shall mutually agree in writing on the characteristics of all advertising that will appear with or in the Sports Products, including without limitation, matters of price, content, size, placement, quantity, frequency of changes, and identity of advertisers. The Advisory Committee further shall mutually agree in writing on the "rate card" for the advertising to be sold in connection with the Sports Products.

              (iii) The General Manager and the advertising sales group shall at all times comply with the Standards.

              (iv) The Advisory Committee shall coordinate group advertising sales for the Sports Products in association with DEI (which shall provide the group advertising sales services in association with Disney products) and with Infoseek (which shall provide the group advertising sales services in association with Infoseek products) as set forth in the Service Agreement. During the Term, such group advertising services may become a responsibility of the Partnership or the Partners collectively, upon the mutual agreement of the Partners.

          (d) MARKETING/PROMOTION. The Partnership shall include a group of Partnership employees responsible for marketing and promotion for the Sports Products on Narrowband platforms and in other media, subject to Section 3.5(c). The senior employee in such group shall be subject to hiring/firing by ESPN and firing by Starwave and shall report directly to the General Manager. In addition, ESPN shall provide marketing and promotion services for the Sports Products in other media, as set forth in the Service Agreement, and in accordance with the Promotional Services Agreement.

          (e) FINANCE AND BUSINESS DEVELOPMENT. The Partnership shall include a group of Partnership employees responsible for finance and business development activities (including, without limitation, general and administrative activities). Such group (and the General Manager) shall perform their administrative and finance responsibilities in accordance with DEI's standards of financial controls.

          (f) BILLING, COLLECTION, CUSTOMER SERVICE. Starwave shall be responsible for billing, collection, customer service and other "back office" functions for the Partnership in accordance with the Service Agreement. During the Term, such functions (or portions thereof) may become a responsibility of the Partnership or the Partners collectively, upon the mutual agreement of the Partners.

          (g) TECHNOLOGY DEVELOPMENT AND MAINTENANCE. Starwave shall be responsible for the technology development and maintenance relating to the Sports Products in accordance with the Service Agreement. It is the present intention of the parties that the preponderance of the technology development and maintenance relating to the Sports Products shall be performed by Starwave. The General Manager, in accordance with the Restated Initial Business Plan or Annual Business Plans, may acquire or license additional or substitute Technology (i) on an incidental and nonmaterial basis, (ii) if Starwave is in breach of its material obligations under its agreements with the Partnership,
(iii) if the costs to the Partnership of acquiring or licensing Technology from a third party are significantly less than

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the costs to the Partnership of acquiring or licensing such or similar
Technology from Starwave and such third-party Technology is fully scaleable and compatible with other Technology used for the Sports Product and otherwise appropriate for its intended uses, or (iv) if Starwave otherwise agrees. In addition, the General Manager, in accordance with the Restated Initial Business Plan or Annual Business Plans may acquire or license additional or substitute Technology if, in the General Manager's reasonable opinion, the inability to so acquire or license such Technology would have a material impact on the overall quality and competitive position of the Sports Products. In such event, Starwave shall have a three (3) day period to meet with the General Manager to attempt to resolve the issues. If the issues have not been resolved in the three (3) day period, the General Manager shall be entitled to present the issues to the Partners for resolution based upon the mutual agreement of the Partners. During the Term, such technology development and maintenance (or portions thereof) may become a responsibility of the Partnership or the Partners collectively, upon the mutual agreement of the Partners.

          (h) HOSTING. Starwave shall be responsible for the hosting of the Sports Products in accordance with the Service Agreement. During the Term, the Partners may mutually agree to have the Partnership perform hosting functions for the Sports Products, as may be approved in an Annual Business Plan or otherwise as determined by the Partners. In addition, the General Manager may utilize unaffiliated third parties to provide hosting of the Sports Products (i) if the costs of any such hosting to the Partnership are significantly less than the costs to the Partnership of such hosting services as charged by Starwave and such third-party hosting is fully scaleable and compatible with the Technology and hosting services provided for the Sports Products and otherwise appropriate,
(ii) Starwave is in breach of its material hosting obligations hereunder, or
(iii) if Starwave otherwise agrees.

          (i) OTHER. The Partners shall mutually agree on whether any additional necessary support for the development, production and delivery of the Sports Products in any category other than as listed in this Agreement shall be included as a responsibility of the Partnership or one or both Partners.

     3.5  ESPN'S CONTROL.

          (a) EDITORIAL AND CREATIVE. ESPN shall exercise sole and final control over all editorial and creative aspects of the Sports Products and all portions thereof.

          (b) ESPN NETWORK AFFILIATE RELATIONS. ESPN shall exercise sole and final control over all ESPN Network affiliate relations matters associated with the Sports Products.

          (c) MARKETING AND PROMOTIONS. ESPN shall exercise sole and final control over all uses or references to any ESPN Trademark contained in marketing and promotions associated with the Sports Products. Any use of an ESPN Trademark by the Partnership or Starwave shall require the prior approval of ESPN, which may be withheld at ESPN's sole discretion. ESPN shall cooperate in good faith with the Partnership to agree on a templated use of ESPN Trademarks from time to time to avoid recurrent approvals.

          (d) ADVERTISING SALES. The General Manager and the Partnership's advertising sales group shall frequently consult with ESPN's advertising sales executives in order to coordinate, when possible, advertising opportunities among the Sports Products and ESPN products.

     3.6  BUSINESS PLAN AND BUDGET.

          (a) Prior to the date hereof, DEI and Starwave have agreed on a restated three year business plan for the Sports Products, attached hereto as Exhibit D (the "Restated Initial Business Plan"). At least thirty (30) days prior to the beginning of each fiscal year (ending September 30) during the Term, the General Manager shall prepare for the Partners' approval an annual business plan and budget for the subsequent fiscal year (which shall include, without limitation, a statement of Forecasted Cash Expenditures for such fiscal year), utilizing the categories and methods established in the Restated Initial Business Plan (i.e., spending requirements and limits, Revenue and operating income targets)(each, an "Annual Business Plan and Budget"). If during the first three years after the date hereof, an Annual Business Plan and Budget is not mutually approved by the Partners by the beginning of a fiscal year, the Partners shall continue to perform their obligations under this Agreement based on the standards set forth in the Restated Initial Business Plan for the corresponding year. After the first three years after the date hereof, if an Annual Business Plan and Budget for any fiscal year are not mutually approved by the Partners by the beginning of a fiscal year, the Partners shall continue to perform their obligations under this Agreement based on the standards set forth in the Annual Business Plan and Budget for the prior fiscal year, increased in an amount equal to 50% of the increase in the projected Revenue growth for the Partnership between the current fiscal year and the subsequent fiscal year (as agreed between the Partners), provided, that if such projected Revenue growth is a negative number, such aggregate amount shall be increased in an amount equal to the percentage increase or decrease in the Consumer Price Index for Urban Wage Earners and Clerical Workers [All Urban Consumers], U.S. City Average (1982 84 = 100) Unadjusted, all items index, published by the Bureau of Labor Statistics, United States Department of Labor (the "CPI Factor") for the preceding twelve-month period. In the event that the Partners cannot agree on projected Revenue growth for the Partnership for a particular fiscal year, the Annual Business Plan and Budget for such fiscal year shall be increased in an amount equal to the actual growth rate in Revenues between the two prior fiscal years. If such growth rate is a negative number, such Annual Business Plan and Budget shall be adjusted by the CPI Factor. In each year, the Annual Business Plan and Budget as adjusted as provided above shall be the baseline for any adjustments for the subsequent year.

          (b) Within fifteen (15) days prior to the beginning of each fiscal quarter during the Term, the General Manager shall prepare for the Partners' approval a statement of Forecasted Cash Expenditures and forecasted Revenues (as agreed between the Partners) for such fiscal quarter. If any such statement is not mutually approved by the Partners by the beginning of a fiscal quarter, (i) if the fiscal quarter in question falls within the period reflected in the Restated Initial Business Plan, then the Forecasted Cash Expenditures and forecasted Revenues set forth therein for the applicable fiscal quarter calculated from the annual amounts in the Annual Business Plan and Budget shall be applicable or (ii) if the fiscal quarter in question is after the period reflected in the Restated Initial Business Plan, then the Forecasted Cash Expenditures for such fiscal period will be as follows: that fiscal quarter's forecasted Revenues is compared with the Revenues in the same quarter from the prior year and a Revenue growth percentage is calculated. 50% of this growth percentage is then applied to the Actual Cash Expenditures for the same fiscal quarter from the prior year to determine the Forecasted Cash Expenditures for the fiscal quarter under consideration. If the Partners cannot agree on the Revenue growth percentage increase, then the prior period Revenue growth percentage will be utilized as follows: 50% of the actual year-over-year Revenue growth percentage achieved in the same quarter in the prior year is calculated. The growth percentage is then applied to the Actual Cash Expenditures for the same quarter from the prior year to determine the Forecasted Cash Expenditures for the current quarter, provided, that if such projected Revenue growth is a negative number, such aggregate amount shall be increased in an amount equal to the percentage increase or decrease in the Consumer Price Index for Urban Wage Earners and Clerical Workers [All Urban Consumers], U.S. City Average (1982-84 = 100) Unadjusted, all items index, published by the Bureau of Labor Statistics, United States Department of Labor for the preceding twelve-month period. In each year, the Annual Business Plan and Budget as adjusted as provided above shall be the baseline for any adjustments for the subsequent year.

     3.7 OTHER REPORTS. Within fifteen (15) days after the end of each fiscal year during the Term, the General Manager shall prepare and deliver, with the assistance of the Partners, unaudited twelve month profit and loss statements, including detailed breakdowns of sources of Revenues and items of Costs for each fiscal quarter as well as a statement of Net Cash Flow for such fiscal year (collectively, the "Annual Financial Statements"). Within five (5) days after the end of each fiscal quarter during the Term, the General Manager shall also prepare and deliver, with the assistance of the Partners, unaudited quarterly profit and loss statements, including detailed breakdowns of sources of Revenues and items of Costs in such fiscal quarter and quarterly cash flow statements. In addition, within ten (10) days prior to the start of any fiscal quarter, the General Manager shall prepare and deliver quarterly forecasts, utilizing the categories and methods established in the Restated Initial Business Plan. The Partners acknowledge the importance of meeting the financial reporting deadlines to ensure necessary financial and accounting compliance; provided, however, that immaterial and infrequent failures to meet such deadlines shall not be considered as material breaches of this Agreement.

4.   STARWAVE, ESPN AND DEI OBLIGATIONS

     During the Term, Starwave, ESPN and DEI shall have the obligations to the Partnership set forth in the Service Agreement.

5.   MERCHANDISING

     DEI agrees to provide (or cause its Affiliates to provide) and the Partnership agrees to purchase (subject to agreement on terms), e-commerce services to the Partnership, including, without limitation, store design, transaction processing, web hosting, inventory management, fulfillment and customer service. In exchange for such services, the Partnership shall pay DEI its Costs (with the allocated costs to be mutually agreed) in providing such services, plus a to-be-agreed markup on such Costs or a to-be-agreed upon revenue share. In addition, DEI shall have joint ownership of all customer information for use for its business purposes.

6.   FINANCIAL PARTICIPATION

     6.1  CAPITAL CONTRIBUTIONS.

          (a) In accordance with the limits set forth in each Annual Business Plan, the Partners shall make capital contributions at the start of each fiscal quarter or from time to time as the Partners otherwise agree in accordance with Forecasted Cash Expenditures:

               (i) Starwave Partner shall make capital contributions in sufficient amounts to provide for sixty percent (60%) of the Forecasted Cash Expenditures and ESPN Partner shall make capital contributions in sufficient amounts to provide for forty percent (40%) of the Forecasted Cash Expenditures in any fiscal quarter during the Term in which Net Losses are expected to occur (a "Loss Year").

               (ii) Starwave Partner shall make capital contributions in sufficient amounts to provide for fifty percent (50%) of the Forecasted Cash Expenditures and ESPN Partner shall make capital contributions in sufficient amounts to provide for fifty percent (50%) of the Forecasted Cash Expenditures in any fiscal quarter during the Term in which Net Income is expected to occur (a "Gain Year").

          (b) Promptly upon the delivery of the Annual Financial Statements of the Partnership, the Partners shall reconcile the differences, if any, between the Forecasted Cash Expenditures and the Cash Expenditures as reflected in the Annual Financial Statements, such that the total amount contributed by each Partner with respect to a fiscal year is in accordance with the percentages provided in Section 6.1(a) based on the Cash Expenditures with respect to such fiscal year.

          (c) To the extent that a Technology is developed by either Partner in connection with this Agreement specifically for use in the development or delivery of the Sports Products, the other Partner can elect, in its discretion (but only at the time initial funding for the Technology is requested, unless agreed to by the Partner developing such Technology), to provide its proportionate share of the funding associated with such Technology, in which event such Technology shall become jointly owned.

          (d) For purposes of this Agreement, with respect to any capital asset owned by a Partner and utilized in association with the Sports Products, either Partner may charge the Partnership a fee for the use of such capital asset, in accordance with limits set forth in the Initial Business Plan and Annual Business Plan.


     6.2  FAILURE TO MAKE CONTRIBUTIONS.

          (a) If any Partner fails to make any required cash contribution when due pursuant to Section 6.1 (a "Nonfunding Partner"), the other Partner may, in its discretion, elect to make a cash contribution in the amount of all or a portion of the unfunded portion of the required contribution, in which event the funding Partner's ("Funding Partner") Capital Account shall be adjusted as follows: for every $1.00 of the unfunded portion of such required contribution funded by the Funding Partner, the Funding Partner shall receive an increase of $1.00 in its Capital Account.

          (b) In addition, at the end of each fiscal year, each Partner's Actual Cumulative Funding Percentage will be compared with its Required Cumulative Funding Percentage. In the event that such Partner's Actual Cumulative Funding Percentage is less than its Required Cumulative Funding Percentage, such Partner's Profit Participation shall be adjusted at the beginning of the next fiscal year such that the Nonfunding Partner's Profit Participation will be (i) decreased 1 percentage point for each 1 percentage point shortfall in the event the Nonfunding Partner's total cumulative funding exceeds that of Funding Partner and (ii) will be decreased 2 percentage points for every 1 percentage point (the "dilution ratio") in the event that the Nonfunding Partner's total cumulative funding is less than that of the Funding Partner. The Funding Partner will receive a corresponding increase in its Profit Participation. An example is attached as Exhibit E.

          (c) In any fiscal year in which the Starwave Partner's Profit Participation falls below 25%, their control rights under this Agreement and the Services Agreement shall be suspended, such that, for example, the Starwave Partner shall not have a vote in any of the matters that previously required the unanimous approval of the Advisory Committee. This right would be reinstated in the event that Starwave Partner's Profit Participation again rises above 25%, subject to subsequent suspension if Starwave Partner's Profit Participation again falls below 25%.

          (d) Prior to the end of the first fiscal year in which the Partnership derives Net Income (i.e., as opposed to a Net Loss year), a Nonfunding Partner shall be entitled to make capital contributions up to its Required Cumulative Funding Percentage as well as additional funding necessary to equalize the results of the cumulative overfunding by the Funding Partner at the same dilution ratio (as defined above) and adjust its Profit Participation upward; provided, however, at the end of the first fiscal year in which the Partnership derives Net Income, while a Nonfunding Partner may make capital contributions to maintain its Actual Cumulative Funding Percentage, it shall not be entitled to make capital contributions to equalize the results of the cumulative overfunding by the Funding Partner.

          (e) In the event that Starwave Partner's Profit Participation falls below 25% and Starwave Partner desires to fund a subsequent required cash contribution and is unable to access capital on reasonable terms as determined by the independent audit committee of the Board of Directors of Starwave Partner given the Company's financial condition, and said terms would cause an adverse impact on Starwave Partner's financial condition, Disney Partner will loan Starwave Partner the necessary funds at an interest rate equal to the then prime rate plus 1% for a twelve month term. If the loan is not repaid with accrued interest thereon at the end of the twelve month period, such amounts will be credited to Disney Partner's Capital Account and the Disney Partner's Actual Cumulative Percentage would be adjusted at the beginning of the next fiscal year as if Disney Partner had actually funded the Partnership instead of making the loan to Starwave Partner.

     6.3  ALLOCATIONS.   After receipt of the Annual Financial Statements in any
fiscal year and subject to the special allocations of Section 6.6:

          (a) ESPN Partner shall be allocated 40% of the Net Loss in any fiscal year and 50% of the Net Income in any fiscal year.

          (b) Starwave Partner shall be allocated 60% of the Net Loss in any fiscal year and 50% of the Net Income in any fiscal year.

     6.4  DISTRIBUTIONS.    The Partnership shall make cash and/or asset
distributions at the end of each fiscal year upon receipt of the Annual Financial Statements or when otherwise deemed appropriate by the Partners in the same proportions as the cash contributions for each Partner in each fiscal year attributable to such fiscal year.

     6.5 CAPITAL ACCOUNTS. The Partnership shall maintain for each Partner a single capital account (a "Capital Account") with respect to the Partner's Partnership Interest in accordance with the regulations issued pursuant to Code
Section 704. The Capital Account of each Partner shall be maintained for such Partner in accordance with the following provisions:

          (a) To each Partner's Capital Account there shall be credited (i) the amount of cash or the Asset Value contributed to the capital of the Partnership by such Partner pursuant to any provision of this Agreement, (ii) the amounts of such Partner's distributive share of Net Income allocated pursuant to Section
6.3 and any items in the nature of income or gain that are specially allocated pursuant to Section 6.6, and (iii) the amount of any Partnership liabilities that are assumed by such Partner.

          (b) To each Partner's Capital Account there shall be debited (i) the amount of cash or the Asset Value distributed to such Partner pursuant to any provision of this Agreement, (ii) the amounts of such Partner's distributive share of Net Loss allocated pursuant to Section 6.3 and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.6, and
(iii) the amount of any liabilities of such Partner that are assumed by the Partnership.

          (c) In the event that all or a portion of a Partnership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred interest.

          (d) In determining the amount of any liability for purposes of paragraphs (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations (S)(S) 1.704-1(b) and 1.704-2 in order that the allocations of Revenues and Costs under this Agreement are deemed to have substantial economic effect, and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Partners mutually determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or any Partner), are computed in order to comply with such Regulations, the Partners may make such modification, provided that it is not likely to have a significant effect on the amounts distributable to any Partner hereunder upon the dissolution of the Partnership.

     6.6  SPECIAL ALLOCATIONS.

          (a) PREFERRED RETURN. A Funding Partner shall be specially allocated Net Income equal to 15% per annum on the funding provided on behalf of the Nonfunding Partner (and not subsequently made up by the Nonfunding Partner) until such time as the Nonfunding Partner contributes all of the remaining unfunded amounts to the Partnership.

          (b) RECONCILIATION OF CAPITAL ASSETS. At the end of the fifth fiscal year of the Partnership (and each subsequent fifth fiscal year during the Term), the Partners shall cause the Partnership to make a special allocation of Net Income or Net Loss, if necessary, to ensure that cumulative deductions attributable to capital assets are consistent with each Partner's financial contribution with respect to such capital assets.

          (c) REGULATORY ALLOCATIONS TO CAPITAL ACCOUNTS. The following special allocations shall be made in the following order:

              (i) MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Regulations (S) 1.704-2(f), notwithstanding any other provision of this Article 6, if there is a net decrease in Partnership Minimum Gain during any Partnership year, each Partner shall be specially allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations (S) 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner. The items to be so allocated shall be determined in accordance with Regulations (S)(S) 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.6(c)(i) is intended to comply with the minimum gain chargeback requirement in Regulations (S) 1.704-2(f) and shall be interpreted consistently therewith.

              (ii) PARTNER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Regulations (S) 1.704-2(i)(4), notwithstanding any other provision of this Article 6, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal period, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations (S) 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amount required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations (S)(S) 1.704-2(i)(4) and 1.704-1(j)(2). This Section 6.6(c)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations (S) 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii) CERTAIN SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code
Section 743(b), Code Section 732(d) or Code Section 734(b) is required to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its interest in the Partnership, pursuant to Regulations (S) 1.704-1(b)(2)(iv)(m), the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership as determined under Regulations 1.704-1(b)(3) in the event Regulations (S) 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Regulations (S) 1.704-1(b)(2)(iv)(m)(4) applies.

          (iv) PARTNER NONRECOURSE DEDUCTIONS. Any Partner Nonrecourse Deductions for any fiscal period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations (S) 1.704-2(i)(1).

     6.7  OTHER CAPITAL ACCOUNT ALLOCATION RULES.

          (a) ALLOCATIONS WHEN PERCENTAGE INTERESTS CHANGE. For purposes of determining the Net Income or Net Loss allocable with respect to any period, Net Income or Net Loss shall be determined on a daily, monthly or other basis, as determined by the Partners using any permissible method under Code Section 706 and the Regulations thereunder.

          (b) TAX REPORTING. The Partners are aware of the income tax consequences of the allocations made by this Article 6 and hereby agree to be bound by the provisions of this Agreement in reporting their shares of Partnership income, gain, loss, deduction and expenses for income tax purposes.

     6.8  TAX ALLOCATIONS: CODE SECTION 704(C).

          (a) GENERALLY. Except as otherwise provided in this Section 6.8, each item of Partnership income, gain, loss, deduction and expense shall be allocated to the Partners consistent with the allocations to Capital Accounts provided for in this Agreement. Any item of income, gain, loss, deduction or credit, including depreciation recapture, with respect to any property (other than money) that has been contributed by a Partner to the capital of the Partnership and which is required to be allocated to the Partners for income tax purposes pursuant to Code Section 704(c) so as to take into account the variation between the adjusted basis of such property for federal income tax purposes and its fair market value at the time of contribution shall be allocated to the Partners in the manner so required by Code Section 704(c) and the Regulations thereunder.

          (b) ELECTIONS. Any elections or other decisions relating to allocations pursuant to this Section 6.8 shall be made by the Partners in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.8 are solely for purposes of federal, state and local income taxes.

     6.9 INTEREST ON CAPITAL ACCOUNTS. Except as specifically provided herein, no Partner shall be entitled to any interest on its Capital Account or its contributions to the capital of the Partnership, nor shall any Partner have the right to demand or receive the return of all or any part of its Capital Account or its contributions to the capital of the Partnership.

     6.10 AUDITS. The Partnership shall employ Price Waterhouse to prepare and deliver to the Partners an audit of the Annual Financial Statements. In addition, promptly upon written notice and during normal business hours, either Partner may (and may employ third-party accounting firms for assistance), no more often than twice each fiscal year and at its expense, audit, inspect and take extracts and copies from the other Partner's records with respect to the Sports Products subject to reasonable confidentiality protections for the other Partner's records and information. Either Partner may (and may employ third-party accounting firms for assistance) audit, inspect and take extracts and copies from the records of the Partnership at any time during normal business hours.

7.   EXCLUSIVITY

     7.1 STARWAVE PARTNER EXCLUSIVITY. During the Term and in the Territory, and except for activities associated with the development, expansion and commercialization of the sports Component of the Portal Products and Search or Directory, Starwave Partner and its Affiliates shall not develop, distribute, produce, or exploit or market or promote on-air, or, provide services of any nature or provide a license or permit a third party to utilize any of their respective Intellectual Property Rights with respect to any Remote Access Products containing professional or amateur sports Content, news or information.

     7.2 ESPN PARTNER EXCLUSIVITY. During the Term and in the Territory, and except for activities associated with the development, expansion and commercialization of the news Component of the Portal Products, ESPN Partner and its Affiliates shall not develop, distribute, produce, exploit or provide services of any nature or market or promote on-air or provide a license or permit a third party to utilize any of their respective Intellectual Property Rights with respect to any Remote Access Products containing professional or amateur sports Content, news or information.

     7.3 NO OTHER RESTRICTIONS. Except as expressly set forth in this Section 7, neither ESPN Partner and its Affiliates, on the one hand, nor Starwave Partner and its Affiliates, on the other hand, shall be subject to any restrictions on the licensing, use, distribution or other exploitation of their respective properties (including all Intellectual Property Rights therein), that either Partner or any of its Affiliates own, control, have a license to, or in which they have any other form of right, title or interest.

     7.4 BROADBAND APPLICATIONS. For clarification purposes, ESPN Partner and its Affiliates, on the one hand, and Starwave Partner and its Affiliates, on the other hand, in their respective sole discretion, may develop, produce, exploit or provide services of any nature with respect to programming designed specifically for Broadband delivery (i.e., content that requires Broadband transmission to satisfactorily deliver services to consumers). ESPN Partner agrees to investigate (without any obligation) cooperation with Starwave Partner in the development of products designed for Broadband delivery.

8.   PROPRIETARY RIGHTS

     The Partnership shall jointly own all the Technology, Content (other than ESPN Content, if any) and Programming developed and funded by the Partnership or jointly funded by the Partners pursuant to Section 6.1(c) during the Term for the Sports Products. Ownership of Technology, Content and Programming funded by Starwave or ESPN shall be governed as provided in the Service Agreement.

9.   CONFIDENTIAL INFORMATION

     The definition and use of each Partner's "Confidential Information" by the other Partner shall be governed by the terms of that certain Mutual Non-Disclosure Agreement between the Partners dated March 28, 1997.

10.  REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

     10.1 WARRANTIES OF STARWAVE PARTNER. Starwave Partner represents and warrants that (a) it has the right, power and authority to enter into this Agreement and fully to perform its obligations under this Agreement; (b) the making of this Agreement by it does not violate any agreement existing between it and any other person or entity; (c) it complies, and at all times shall comply, with all applicable laws, rules and regulations in effect at the time services are performed pursuant to this Agreement pertaining to the subject matter hereof; and (d) it shall not exercise any of the rights granted to it under or pursuant to this Agreement in a manner that shall violate any applicable law, rule or regulation.

     10.2 INDEMNIFICATION OBLIGATIONS OF STARWAVE PARTNER. Starwave Partner agrees to, and shall, indemnify, defend and hold harmless ESPN Partner and its Affiliates and their respective directors, shareholders, officers, agents, employees, successors and assigns from and against any and all claims, demands, suits, judgments, damages, costs, losses, expenses (including reasonable attorneys' fees and expenses) and other liabilities arising from actions brought by third parties in connection with or related to, directly or indirectly, any breach or alleged breach of any of the representations or warranties made by it under this Agreement. The foregoing obligations of Starwave Partner shall be subject to (i) ESPN Partner giving Starwave Partner sole control of the defense and/or settlement of any third party claims, and
(ii) ESPN Partner providing Starwave Partner with reasonable assistance and full information at Starwave Partner's expense. ESPN Partner shall promptly notify Starwave Partner of any such claim and Starwave Partner shall bear full responsibility for the defense (including any settlements) of any such claims
(i) Starwave Partner shall keep ESPN Partner informed of, and consult with ESPN Partner in connection with the progress of such litigation or settlement; and
(ii) Starwave Partner shall not have any right, without ESPN Partner's written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of any ESPN Affiliate,

     10.3 WARRANTIES OF ESPN PARTNER.  ESPN Partner represents and warrants that
(a) it has the right, power and authority to enter into this Agreement, to grant the licenses herein granted, and to fully perform its obligations under this Agreement; (b) the making of this Agreement by it does not violate any agreement existing between it and any other person or entity; (c) it complies, and at all times shall comply, with all applicable laws, rules and regulations in effect at the time services are performed pursuant to this Agreement pertaining to the subject matter hereof; and (d) it shall not exercise any of the rights granted to it under or pursuant to this Agreement in a manner that shall violate any applicable law, rule or regulation.

     10.4 INDEMNIFICATION OBLIGATIONS OF ESPN PARTNER. ESPN Partner agrees to, and shall, indemnify, defend and hold harmless Starwave Partner and its Affiliates, and its directors, shareholders, officers, agents, employees, successors and assigns from and against any and all claims, demands, suits, judgments, damages, costs, losses, expenses (including reasonable attorneys' fees and expenses) and other liabilities arising from actions brought by third parties, in connection with or related to, directly or indirectly, any breach or alleged breach of the representations and warranties made by it under this Agreement. Starwave Partner shall promptly notify ESPN Partner of any such claim, and ESPN shall bear full responsibility for the defense of such claim (including any settlements) provided however, that (i) ESPN Partner shall keep Starwave Partner informed of and consult with Starwave Partner in connection with the progress of such litigation or settlement; and (ii) ESPN Partner shall not have any right, without Starwave Partner's written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of Starwave Partner.

     10.5 CHOICE OF COUNSEL AND PROTECTION OF RIGHTS. Each Partner shall have the right, in its absolute discretion, to employ attorneys of its own choice and to institute or defend any matter, claim, action or proceeding and to take any other appropriate steps to protect its Intellectual Property Rights and all rights and interest in and title to its web sites, technology, content and every element thereof and, in that connection, to settle, compromise in good faith, or in any other manner dispose of any matter, claim, action, or proceeding and to satisfy any judgment that may be rendered, in any manner as such Partner in its sole discretion may determine.

     10.6 NO OTHER REPRESENTATIONS. Except for the representations and warranties specifically set forth in this Agreement, each party makes no other representations and warranties of any nature whatsoever to the other parties.

     10.7 NO SPECIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR LIABILITY ARISING UNDER SECTIONS 10.2 AND 10.4, NO PARTY SHALL UNDER ANY CIRCUMSTANCES, BE LIABLE TO ANOTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL OR EXEMPLARY DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFITS, LOSS OF ANTICIPATED BUSINESS, LOSS OF DATA OR BUSINESS LOSSES) EVEN IF SUCH DAMAGES ARE FORESEEABLE AND EVEN IF THE BREACHING PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

11.  TERM AND TERMINATION

     11.1 TERM. The term of this Agreement shall commence as of the Effective Time and shall continue for a period of ten (10) years after the date of the Effective Time, unless earlier terminated as set forth below (the "Term").

     11.2 RENEWAL. Unless earlier terminated, the Partners shall begin renewal negotiations in good faith beginning on the eight (8) year anniversary of the Effective Time. If the Partners do not reach an agreement to extend this Agreement on mutually acceptable terms within three hundred sixty (360) days after negotiations begin, the exclusivity provisions contained in Sections 7.1 and 7.2 shall be deemed modified, with no action required of the Partners, to permit either Partner to develop, produce, distribute, exploit or provide services with respect to competitive Remote Access Products; provided, that except for such modifications, this Agreement shall continue in full force and effect until the expiration of the Term and, provided, further, neither Partner may engage in such activities with respect to Sports Products then available to consumers in any manner or available prior to the expiration of the Term. In the event the exclusivity provisions contained in Sections 7.1 and 7.2 shall be deemed modified, and either Partner develops, produces, distributes, exploits or provides services with respect to Remote Access Products competitive with the Sports Products, such Partner's Remote Access Products competitive with the Sports Products shall be provided with a prominent position on the Sports Products, via an above-the-fold link on the start page for the Sports Product, until the end of the Term.

     11.3 TERMINATION. Without prejudice to any other rights or remedies available to the Partners, each Partner shall have the right, in its sole discretion, to terminate this Agreement upon written notice to the other in the event of the occurrence of one or more of the following:

          (a) The other Partner (or DEI or Infoseek) makes any assignment for the benefit of creditors or files a petition in bankruptcy (provided, that with respect to ESPN Partner's ability to terminate in the event that Starwave Partner or Infoseek files a petition in bankruptcy, such petition shall have been approved by a decision of the majority of Infoseek's Disinterested Directors (as defined in that certain Governance Agreement by and between Infoseek and DEI)) or is adjudged bankrupt or is placed in the hands of a receiver;

          (b) With respect to Starwave Partner's termination rights, if ESPN Partner willfully misuses the Starwave Marks or with respect to ESPN Partner's termination rights, Starwave Partner willfully misuses the ESPN Marks, and (i) the willful misuse occurs repeatedly and in each case in material breach of this Agreement, and (ii) the willful misuse occurs more than three (3) times in any one year period ("Excepted Misuses"), and (iii) with respect to each such willful misuse, the breaching Partner fails to Cure such misuse within sixty
(60) days after the nonbreaching Partner delivers written notice of the misuse to the other Partner; provided however that (w) if the misuse consists of displaying the ESPN Marks within the Sports Products in a manner such that the appearance of the ESPN Marks does not conform to the requirements set forth herein, and this misuse does not have a material adverse effect on ESPN Partner, such misuse shall be excluded from the Excepted Misuses; and (x) if the Partner misusing the Marks of the other Partner is using its best efforts to Cure the misuse, the Cure period shall be extended for so long as such efforts are exercised; and (y) if a willful misuse is Cured within forty eight (48) hours of an officer of the breaching Partner being notified in writing of such misuse by the nonbreaching Partner, such willful misuse shall not count toward the three
(3) Excepted Misuses set forth above; and (z) if a Partner has not willfully misused the other Partner's Marks within any six (6) month period during the term hereof, all misuses occurring prior to the commencement of such six (6) month period shall not count toward the three (3) Excepted Misuses set forth above. In the event that a Partner misuses the other Partner's Marks (whether willfully or otherwise), the Partner that misused the Marks shall implement commercially reasonable policies to address the prevention of the occurrence of such misuse in the future.

For purposes of this Section 11.3(b), the following terms shall have the following meanings:

          (i) "Marks" shall mean ESPN Marks with respect to ESPN Partner or Starwave Marks with respect to Starwave; and

          (ii) "misuse" by Starwave of an ESPN Trademark shall mean a use of the ESPN Marks in a manner which materially breaches the provisions set forth in
Section 6.1 or 6.2 of the Management and Services Agreement attached hereto as Exhibit A, either directly by Starwave or by a third party licensed by Starwave to use the Marks; and

          (iii) "Cure" shall mean if the misuse is performed directly by a Partner, correcting the display or misapplication of the other Partner's Marks, or if the misuse is performed by a third party under license by a Partner, terminating the license or purported rights granted by Partner to use such Marks and using reasonable efforts to cause the third party to cease its misuse of the other Partner's Marks.

The Partners acknowledge and agree that the nature of Remote Access Products and the Narrowband medium in general may result in a misuse of a Partner's Marks being displayed in multiple locations and across multiple networks. For the avoidance of doubt, if the same application of a Mark is displayed multiple times or in multiple places as a direct or indirect result of the Narrowband medium or the manner in which Remote Access Products are operated, transmitted or otherwise made available electronically, such repeated displays shall constitute no more than one misuse for purposes of counting Excepted Misuses hereunder.

          (c) If the other Partner's Profit Participation is equal to or less than 25% of the total Profit Participation and the Partnership sustains either eight consecutive Net Loss fiscal quarters or ten total Net Loss fiscal quarters; provided, that if the other Partner is Starwave Partner, ESPN Partner shall not be able to terminate unless either Starwave Partner has not qualified pursuant to Section 6.2(e) for a loan from ESPN Partner or such loan has been treated as a Partnership capital contribution in accordance with its terms after the expiration of the twelve (12) month period set forth in Section 6.2(e).

     11.4 ADDITIONAL TERMINATION RIGHTS.  [INTENTIONALLY OMITTED]

     11.5 EFFECT OF TERMINATION. In the event of the expiration or termination of this Agreement for any reason (including a material breach hereof), the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets (subject to Section 11.6) and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Partnership's business and affairs. The Partners shall be responsible for overseeing the winding up and liquidation of the Partnership and shall take full account of the Partnership's liabilities and property, and the property of the Partnership shall be liquidated, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed to the payment and discharge of all of the Partnership's debts and liabilities to creditors of the Partnership prior to distributions to the Partners pursuant to Section 11.6.

     11.6 LIQUIDATING DISTRIBUTIONS. Upon the expiration or termination of this Agreement, and after the payment and discharge of all of the Partnership's debts and liabilities to third-party creditors, the Partnership shall liquidate and distribute its assets in accordance with Capital Accounts; provided, that, the Partners may elect to receive a distribution of the following assets (at their respective Asset Values, without taking into consideration the values of the associated ESPN Trademarks nor the values of any Technology, or other development tools, software, hardware, middleware, or technical know-how licensed to the Partnership by Starwave or its Affiliates) in lieu of a portion of a cash distribution (except with respect to clauses (a) and (b) below, which shall be distributed without giving effect to a reduction of any cash distribution) and shall contribute cash to the Partnership as necessary to provide that the assets of the Partnership are distributed in accordance with Capital Accounts:

          (a) ESPN Partner shall own the brand and name of the Sports Products and all other descriptive names developed or used during the Term that contain an ESPN

Trademark and the Partnership and Starwave Partner shall assign to ESPN Partner all of its right, title and interest in any registration or other indicator of ownership and ESPN Partner shall own all URLs containing "ESPN" and any variant thereof and the Partnership and Starwave Partner shall assign to ESPN Partner all of its right, title and interest in any registration or other indicator of ownership;

          (b) As among Starwave Partner, DEI, and ESPN Partner and each of their respective Affiliates, Starwave Partner shall own all Technology licensed by Starwave Partner and its Affiliates to the Partnership in connection with the operation of the Sports Products;

          (c)  With respect to in-kind distributions of assets of the
Partnership:

               (i) ESPN Partner shall be entitled to receive as an in-kind distribution, the assets (including personnel) of the affiliate relations group (referenced in Section 3.4(b)) and all other editorial-related Content assets, including personnel and content licenses;

               (ii) Starwave Partner shall be entitled to receive as an in-kind distribution, all remaining assets (other than customer lists) and personnel of the Partnership including without limitation all Technology Assets together with all technology licenses between Starwave or third parties and the Partnership. For purposes of this Agreement, "Technology Assets" means all technology-related assets of the Partnership or jointly owned by the Partnership including without limitation all Programming, Technology, and other development tools, software, hardware, middleware and technical know-how;

               (iii) With respect to all such in-kind distributions, all assets distributed shall be valued at their respective Asset Values (subject to the parenthetical within the first sentence of Section 11.6 above) and the Partnership and the assigning Partner shall assign to the other Partner all of its respective right, title and interest in such assets, including employment agreements;

               (iv) The assigning Partner agrees to not solicit for hire or hire any employee in any of the groups or performing functions associated with the assets being distributed pursuant to this Section for a period of fifteen
(15) months starting from the date of the related in-kind distribution.

     Upon the liquidation of the Partnership, if any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all fiscal periods, including the fiscal period during which such liquidation occurs), such Partner shall be obligated to contribute to the capital of the Partnership the amount necessary to restore the Capital Account balance to zero as provided in Regulation 1.704-1(b)(2)(ii)(b)(3).

     11.7 PARTNERSHIP PROPERTY.  Upon liquidation and after giving effect to
Section 11.6, the Partnership shall contribute all customer lists owned by the Partnership to a California trust, with a mutually agreed trustee and both Partners as equal beneficiaries. Such trust shall have a perpetual life (subject to termination for material breach or bankruptcy of a Partner) and shall provide that each Partner shall have a perpetual royalty free license to all customer lists owned by the Partnership (and transferred to the trust). Neither Partner may provide the customer lists to third parties unless mutually agreed. Notwithstanding the foregoing, the perpetual grant hereunder shall be modified, if necessary, with respect to certain assets if such perpetual grant would materially diminish the value of such assets as a matter of law.

     11.8 SURVIVAL. Unless otherwise specified, all obligations that accrue prior to any expiration or termination of this Agreement shall survive such expiration or termination. In addition, and without limiting the generality of the preceding sentence, Sections 8, 9, 10, 11, 12, 13.1, 13.2, 13.4, 13.6, 13.7,
13.10, 13.11, 13.12, 13.13, 13.14 and 14 shall survive the expiration or termination of this Agreement for any reason.

     11.9 INJUNCTIVE RELIEF. Each Partner acknowledges and agrees that the other Partner may be irreparably harmed by any material breach of this Agreement by it. Therefore, each Partner agrees that in the event that it breaches any of its obligations hereunder, the other Partner in addition to all other remedies available to it under this Agreement, or at law or in equity, shall be entitled to seek all forms of injunctive relief including decrees of specific performance, without showing or proving that it sustained any actual damages and without posting bond.

12.  OTHER RIGHTS OF DUTIES AND RESTRICTIONS ON THE PARTNERS

     12.1 INDEMNIFICATION. All costs, expenses, liabilities, obligations, losses, damages, penalties, proceedings, actions, suits or claims of whatever kind or nature which may be imposed on, incurred by, suffered by, or asserted against the Partnership, any Partner or any Partner's respective Affiliates, directors, officers and employees, in connection with the ownership or management or operation of the business and affairs of the Partnership shall be referred to as "Claims." The Partnership shall indemnify and hold harmless each Partner and their respective Affiliates, directors, officers and employees ("Related Persons") for all Claims other than those caused by such Partner's or such other Related Person's negligence, willful misconduct or breach of this Agreement. Each Partner shall indemnify and hold harmless the Partnership and each other Partner for all Claims sustained by any of them resulting from such Partner's negligence, willful misconduct or breach of this Agreement.

     12.2 CONTRIBUTION. In the event that any Partner shall pay in good faith or become obligated to pay any proper obligation of the Partnership, such Partner shall be entitled to contributions from the other Partners to the extent necessary so that, after giving effect to such contributions, each Partner shall bear no more than that part of such obligation which corresponds to its respective Capital Contribution obligations at the time of the occurrence, circumstances, events or conditions giving rise to the obligation.

13.  GENERAL PROVISIONS

     13.1 NOTICES. All notices which either Partner or the Partnership is required or may desire to serve upon the other Partner, DEI or the Partnership shall be in writing and addressed as follows:

          (a)  if to ESPN Partner:

               ESPN Online Investments, Inc.
               605 Third Avenue
               New York, NY  10158-0180
               Attention:  Richard Glover
               Telephone:  (212) 916-9247
               Facsimile:  (212)  916-9299

               DOL Online Investments, Inc.
               500 S. Buena Vista Street
               Burbank, CA  91521
               Attention:  Jake Winebaum
               Telephone: (818) 623-3300
               Facsimile: (818) 623-3304

               with a copy to:

               Disney Enterprises, Inc.
               500 S. Buena Vista Street
               Burbank, CA  91521
               Attention:  General Counsel
               Telephone:  (818) 560-4370
               Facsimile:  (818) 563-4160

          (b)  if to DEI:

               Disney Online
               500 S. Buena Vista Street
               Burbank, CA  91521
               Attention:  Jake Winebaum
               Telephone: (818) 623-3300
               Facsimile: (818) 623-3304
               with a copy to:

               Disney Enterprises, Inc.
               500 S. Buena Vista Street
               Burbank, CA  91521
               Attention:  General Counsel
               Telephone:  (818) 560-4370
               Facsimile:  (818) 563-4160

          (c)  if to Starwave Partner:

               Starwave Corporation
               13810 SE Eastgate Way
               Bellevue, WA  98005
               Attention: Michael Slade
                          Curt Blake
               Telephone:  (206) 957-2000
               Facsimile:  (206) 643-9381

          (d)  if to the Partnership, c/o:

               Starwave Corporation
               13810 SE Eastgate Way
               Bellevue, WA  98005
               Attention: Michael Slade
                          Curt Blake
               Telephone:  (206) 957-2000
               Facsimile:  (206) 643-9381

               ESPN Online Investments, Inc.
               605 Third Avenue
               New York, NY  10158-0180
               Attention:  Richard Glover
               Telephone:  (212) 916-9247
               Facsimile:  (212)  916-9299

               DOL Online Investments, Inc.
               500 S. Buena Vista Street
               Burbank, CA  91521
               Attention:  Jake Winebaum
               Telephone: (818) 623-3300
               Facsimile: (818) 623-3304

     Any such notice may be served personally or by mail (postage prepaid), facsimile (provided oral confirmation of receipt is immediately obtained and a hard copy is concurrently sent by internationally commercially recognized overnight delivery service), internationally commercially recognized overnight delivery service (such as Federal Express or D.H.L.) or courier. Notice shall be deemed served upon personal delivery or upon actual receipt. Either Partner or the Partnership may change the address to which notices are to be delivered by written notice to the other Partner and the Partnership served as provided in this Section 13.1.

     13.2 ENTIRE AGREEMENT. This Agreement, together with the Exhibits attached hereto and hereby incorporated herein by reference, constitutes the complete, final and exclusive understanding and agreement between the Partners with respect to the transactions contemplated, and supersedes any and all prior or contemporaneous oral or written representation, understanding, agreement or communication between the Partners concerning the subject matter hereof.

     13.3 AMENDMENTS. All amendments or modifications of this Agreement shall be binding upon the Partners so long as the same shall be in writing and executed by each of the Partners hereto.

     13.4 WAIVER. No waiver of any provision of this Agreement or any rights or obligations of either Partner hereunder shall be effective, except pursuant to a written instrument signed by the Partner waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

     13.5 FORCE MAJEURE. Neither Partner nor the Partnership shall be deemed in default hereunder, nor shall it hold the other Partner or the Partnership responsible for, any cessation, interruption or delay in the performance of its obligations hereunder due to causes beyond its reasonable control including, but not limited to: earthquake, flood, fire, storm or other natural disaster, act of God, labor controversy or threat thereof, civil disturbance or commotion, disruption of the public markets, war or armed conflict (whether or not officially declared) or the inability to obtain sufficient material, supplies, labor, transportation, telecommunications, power or other essential commodity or service required in the conduct of its business, any change in or the adoption of any law, ordinance, rule, regulation, order, judgment or decree (each a "Force Majeure Event") provided that the Partner relying upon this Section 13.5:
(a) shall have given the other Partner and the Partnership written notice thereof promptly and, in any event, within five (5) days of discovery thereof and (b) shall take all steps reasonably necessary under the circumstances to mitigate the effects of the force majeure upon which such notice is based.

     13.6 NO THIRD PARTNER BENEFICIARIES. Nothing in this Agreement is intended or shall be construed to give any person, other than the Partners hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     13.7 RESTRICTION ON TRANSFER.

          (a) Neither Partner shall, directly or indirectly, Transfer all or any portion of its Partnership Interest or any rights therein (whether voluntarily or by operation of law) without the consent of the other Partner, which consent may be withheld by such Partner in its sole and absolute discretion; provided, that ESPN Partner shall be entitled to assign its Partnership Interest or any rights therein to any Affiliate, provided that such Affiliate satisfies the conditions of paragraph
(b) below and shall remain an Affiliate of the Partner, unless it obtains the prior written consent of the other Partner, which consent may be withheld in the other Partner's sole discretion. Any Transfer or attempted transfer by any Partner in violation of the preceding sentence shall be null and void and of no force or effect whatsoever. No transferee of a Partner's Interest shall be admitted as a substitute Partner without (i) the prior unanimous written consent of the other Partners, which may be withheld by any such Partner in its sole and absolute discretion and (ii) the receipt of any applicable regulatory consents or approvals.

          (b) A Transfer to an Affiliate shall be conditioned upon the following:

              (i) The transferor and transferee shall execute and deliver to the Partnership such documents and instruments of conveyance as may be necessary to effect such Transfer including, without limitation, the execution by the transferee of a counterpart to this Agreement by which the transferee agrees to all of the terms, obligations and provisions of this Agreement.

              (ii) The Transfer shall not cause the Partnership to terminate for federal income tax purposes and shall not have a material adverse income tax consequence to the Partnership or the other Partner.

          (c) Upon a merger, consolidation, reorganization, liquidation or similar event affecting a Partner, its successor-in-interest will assure all obligations of such Partner hereunder.

     13.8 INSURANCE. The Partnership will purchase and maintain sufficient product liability insurance to protect the Partners and the Partnership against liability as a result of product liability claims made in connection with the Sports Products.

     13.9 PARTNERSHIP BANK ACCOUNTS AND FUNDS. The Partnership shall establish bank accounts at such banks as may from time to time be designated by the Partners. The Partnership's funds shall be invested in such manner as the Partners deem appropriate with interest accruing to the Partnership. All bank and other accounts shall be maintained in the Partnership's name. None of the Partnership's funds shall be commingled with the funds of any Partner unless previously approved in writing by the Partners. The Partners shall designate the General Manager, as a signatory on the bank accounts of the Partnership to accomplish more effectively the purposes of this Section 13.9.

     13.10 CONSTRUCTION. This Agreement shall be fairly interpreted and construed in accordance with its terms and without strict interpretation or construction in favor of or against either Partner. Each Partner has had the opportunity to consult with counsel in the negotiation of this Agreement.

     13.11 CAPTIONS AND HEADINGS. The section and subsection headings and captions appearing in this Agreement are inserted only as a matter of convenience and shall not be given any legal effect.

     13.12 SEVERABILITY. If any restriction, covenant or provision of this Agreement shall be adjudged by a court of competent jurisdiction to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Partner seeking to enforce such restriction, covenant or provision, such restriction, covenant or provision shall apply with such modifications as may be necessary to make it valid and effective. In the event that any provision of this Agreement should be found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained shall not in any way be affected or impaired thereby.

     13.13 GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York. Any action arising out of or relating to this Agreement shall be filed only in the courts of the State of California for the County of Los Angeles, or the United States District Court for the Central District of California. The parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action.

     13.14 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

14.  TAX MATTERS

     14.1 PARTNERSHIP FOR TAX PURPOSES. The Partners intend to treat the arrangement contemplated herein as a general partnership for tax purposes. Accordingly, all transactions contemplated by this Agreement shall be implemented in a manner that is consistent with such treatment.

     14.2 PARTNERSHIP TAX YEAR. To the extent permitted by applicable tax law, the Partnership's year end shall be September 30 for income tax purposes.

     14.3 TAX MATTERS PARTNER. The Partners designate ESPN Partner as the tax matters partner, pursuant to Section 6231 of the Code. To the extent permitted by applicable tax law, actions taken by ESPN Partner in its capacity as the tax matters partner shall require the prior joint approval of the Partners.

     14.4 OVERSIGHT OF TAX MATTERS. The General Manager shall arrange for the preparation and timely filing of all returns of Partnership income, gains, losses, deductions, credits and other items necessary for federal, state and local income tax purposes, shall provide copies of draft tax returns to each Partner at least thirty days prior to filing the returns and shall use reasonable good-faith efforts to furnish to the Partners within sixty days after the close of each year of the Partnership the tax information reasonably required for federal, state, and local income tax reporting purposes. The General Manager shall use good-faith efforts to supply each Partner with the information necessary to determine estimated tax payments or any other information related to taxes reasonably requested by each Partner. The classification, realization and recognition of income, gains, losses, deductions, credits and other items shall be on the accrual method of accounting for federal income tax purposes.

     14.5 PARTNER SECTION 482 ADJUSTMENT. If the Internal Revenue Service reallocates an item of income, deduction, or loss to a Partner or an Affiliate pursuant to Section 482 of the Code or any similar rule or principle of law (a "Partner Section 482 Allocation"), and the Partnership has a corresponding correlative item of deduction, loss or income (as determined under Section 1.482-1(g) of the Regulations (the "Partnership Correlative Item"), such Partnership Correlative Item shall be specially allocated to and reflected in the Capital Account of the Partner that received (or whose Affiliate received) such Partner Section 482 Allocation, and a corresponding contribution or distribution shall likewise be deemed to have been made by or to such Partner.

     IN WITNESS WHEREOF, the duly authorized representatives of each Partner have executed this Agreement as of the day and year first written above.

ESPN ONLINE INVESTMENTS, INC.            STARWAVE VENTURES


By: /s/ Laurence J. Shapiro                 By:  /s/ Laurence J. Shapiro
   -------------------------                    -------------------------
   Name: Laurence J. Shapiro                    Name: Laurence J. Shapiro
   Title: Vice President                        Title: Vice President


The undersigned parent corporations of the Partners agree to cause their respective subsidiaries that are Partners (or other Affiliates, as necessary) to fully perform their obligations hereunder. In addition, Disney Enterprises, Inc. agrees to cause its Affiliates to provide to the Partnership all news-related Content that is 100% owned by Disney Enterprises, Inc. and its Affiliates, whether or not owned by ESPN, that may be necessary or useful in the development and operation of the Sports Products and such Content shall be deemed ESPN Content for purposes of this Agreement and the Services Agreement..

DISNEY ENTERPRISES, INC.                 INFOSEEK CORPORATION


By: /s/ Kevin A. Mayer                   By: /s/ Harry M. Motro
    -------------------------                ------------------------
    Name: Kevin A. Mayer                     Name: Harry M. Motro
    Title: Sr. Vice President                Title: President and CEO